Exhibit 14.1
Consent of Independent Registered Public Accounting Firm
We hereby consent to the incorporation by reference in the Registration Statement on Form F-3 (No. 333-112973) of Eksportfinans ASA of our report dated March 29, 2006 relating to the financial statements, which appear in this Annual Report on Form 20-F for the year ended December 31, 2005.
March 30, 2006
Oslo, Norway
/s/ PricewaterhouseCoopers AS